Exhibit 99.1

Geron Corporation Reports 2010 Second Quarter Financial Results and Events

MENLO PARK, Calif.--(BUSINESS WIRE)--July 29, 2010--Geron Corporation (Nasdaq:GERN) today reported financial results for the three and six months ended June 30, 2010.

For the second quarter of 2010, the company reported a net loss applicable to common stockholders of $17.0 million, or $(0.18) per share, compared to $19.9 million, or $(0.23) per share, for the comparable 2009 period. Net loss applicable to common stockholders for the first six months of 2010 was $33.7 million, or $(0.35) per share, compared to $36.8 million or $(0.43) per share, for the comparable 2009 period. The company ended the quarter with $156.0 million in cash and investments.

Revenues for the second quarter of 2010 were $1.0 million, compared to $183,000 for the comparable 2009 period. Revenues for the first six months of 2010 were $1.9 million, compared to $627,000 for the comparable 2009 period. Revenues for the second quarter and year to date period of 2010 reflect funding from collaboration agreements and royalty and license fee revenues under various agreements. Revenues for the second quarter and year to date period of 2009 reflected royalty and license fee revenues under various license agreements.

Interest and other income for the second quarter of 2010 amounted to $194,000, compared to $363,000 for the comparable 2009 period. Interest and other income for the first six months of 2010 was $396,000, compared to $888,000 for the comparable 2009 period which reflects the lower interest rate environment. The company has not incurred any impairment charges on its marketable debt securities portfolio.

Total operating expenses for the second quarter of 2010 were $17.9 million, compared to $18.9 million for the comparable 2009 period. Research and development expenses for the second quarter of 2010 were $13.4 million, compared to $15.1 million for the comparable 2009 period. General and administrative expenses for the second quarter of 2010 were $4.5 million, compared to $3.8 million for the comparable 2009 period.

Total operating expenses for the first six months of 2010 were $35.3 million, compared to $36.1 million for the comparable 2009 period. Research and development expenses for the first six months of 2010 were $26.9 million, compared to $28.9 million for the comparable 2009 period. General and administrative expenses for the first six months of 2010 were $8.3 million, compared to $7.2 million for the comparable 2009 period.

Research and development expenses decreased for the three and six month periods ending June 30, 2010, compared to the same periods in 2009, primarily as a result of reduced manufacturing costs associated with the completion of patient enrollment for the GRNVAC1 Phase 2 trial and lower preclinical study costs. General and administrative expenses increased for the three and six month periods ending June 30, 2010, compared to the same periods in 2009, primarily due to increased consulting costs and higher non-cash stock-based compensation expense.

Second Quarter 2010 Highlights:

  Five presentations were given on Geron’s telomerase inhibitor, imetelstat sodium (GRN163L), at the American Association for Cancer Research annual meeting. The presentations highlighted the importance of telomerase as a cancer stem cell target and the broad anti-cancer stem cell properties of imetelstat in preclinical models of multiple tumor types.
  The Board of Patent Appeals and Interferences of the U.S. Patent Office reversed an earlier decision that had upheld the claims of the patents assigned to the Wisconsin Alumni Research Foundation (WARF) and licensed to Geron. WARF will have an opportunity to continue examination of the claims in the patent at the examination level of the Patent Office.
  Geron’s collaborator, Dr. Michael Laflamme from the University of Washington Medical School, presented preclinical study data at the 31st Annual Scientific Sessions of the Heart Rhythm Society showing that GRNCM1 does not cause cardiac arrhythmias after transplantation into a rodent model of chronic heart damage. GRNCM1 is being developed for the treatment of congestive heart failure and myocardial infarction.
  Geron’s collaborator, Dr. Claude Jourdan Le Saux from the University of Texas Health Science Center at San Antonio, presented positive data at the American Thoracic Society 2010 International Conference on the small molecule telomerase activator, TAT153, in an animal model of idiopathic pulmonary fibrosis. The data show that administration of TAT153 increased telomerase activity in the lung tissue, reduced inflammation, preserved functional lung tissue, slowed disease progression and attenuated loss of pulmonary function.
  Clinical data from the Phase 1 trial of imetelstat (GRN163L) in combination with paclitaxel and bevacizumab in patients with breast cancer was presented at the American Society of Clinical Oncology annual meeting. The data show good tolerability and exposures of the drug, which exceeds levels that have been associated with tumor inhibition in several models of human cancers.
  Hoyoung Huh, M.D., Ph.D. and Robert J. Spiegel, M.D., FACP were appointed to Geron’s board of directors.

Subsequent Events to June 30, 2010

  In July 2010, the company announced that the activities of TA Therapeutics, Ltd., the joint venture with Hong Kong University of Science and Technology, are being fully consolidated into Geron.
  In July 2010, the first patient was enrolled into Geron’s randomized Phase 2 clinical trial of imetelstat as maintenance therapy following platinum-based induction therapy for patients with non-small cell lung cancer.

Conference Call

At 8:00 a.m. PDT / 11:00 a.m. EDT on Friday, July 30, Thomas B. Okarma, Ph.D., M.D., Geron’s chief executive officer, and David L. Greenwood, Geron’s chief financial officer, will host a conference call to discuss the company’s second quarter and year to date results.

Participants can access the conference call via telephone by dialing 800-706-7749 (U.S.) or 617-614-3474 (international). The passcode is 93768896. A live audio-only Webcast is also available through a link that is posted on the Events page in the Investors section of Geron’s Website at http://www.geron.com. The audio Web broadcast of the conference call will be available for replay through August 30, 2010.

About Geron

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases, including spinal cord injury, heart failure and diabetes. The company is advancing an anti-cancer drug and a cancer vaccine that target the enzyme telomerase through multiple clinical trials in different cancers. For more information, visit www.geron.com.

Use of Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release regarding potential applications of Geron’s technologies and future operating results constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and protection of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ended March 31, 2010.

GERON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
(In thousands, except share and per share data)	2010	2009	2010	2009

Revenues from collaborative agreements	$225	$—	$450	$—
License fees and royalties	776	183	1,469	627
Total revenues	1,001	183	1,919	627

Operating expenses:
Research and development	13,389	15,112	26,934	28,883
General and administrative	4,488	3,828	8,338	7,206
Total operating expenses	17,877	18,940	35,272	36,089
Loss from operations	(16,876)	(18,757)	(33,353)	(35,462)

Unrealized gain (loss) on derivatives, net	172	(1,330)	230	(1,253)
Interest and other income	194	363	396	888
Losses recognized under equity method investment	(496)	—	(892)	(656)
Interest and other expense	(25)	(34)	(52)	(86)
Net loss	(17,031)	(19,758)	(33,671)	(36,569)
Deemed dividend on derivatives	—	(190)	—	(190)
Net loss applicable to common stockholders	$(17,031)	$(19,948)	$(33,671)	$(36,759)

Basic and diluted net loss per share applicable to common stockholders	$(0.18)	$(0.23)	$(0.35)	$(0.43)
Shares used in computing basic and diluted net loss per share applicable to common stockholders	96,712,059	88,547,553	95,862,080	86,354,221
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	JUNE 30, 2010	DECEMBER 31, 2009
	(Unaudited)	(Note 1)
Current assets:
Cash, restricted cash and cash equivalents	$38,107	$35,392
Current marketable securities	83,789	77,009
Other current assets	9,052	5,378
Total current assets	130,948	117,779

Noncurrent marketable securities	34,100	54,669
Property and equipment, net	3,499	3,938
Deposits and other assets	2,588	3,996
	$171,135	$180,382

Current liabilities	$6,813	$7,455
Noncurrent liabilities	—	350
Stockholders’ equity	164,322	172,577
	$171,135	$180,382

Note 1: Derived from audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2009.

CONTACT:
Geron Corporation
Anna Krassowska, Ph.D., 650-473-7765
Investor and Media Relations
info@geron.com